===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          MARKWEST HYDROCARBON, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

LOGO
                              [LOGO OF MARKWEST]

                                                                 April 17, 1998

Dear Fellow Stockholder:

  This year's Annual Meeting of Stockholders will be held at the Company's headquarters, 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112-5004, on May 21, 1998 at 10:00 a.m., M.D.T. You are cordially invited to attend. The matters to be considered at the meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. The Company's Board of Directors recommends the following actions: (a) the election of management's two nominees to serve as class II directors, and (b) the ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

  To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should sign, date and return the enclosed proxy as soon as possible. Your vote is important.

  At the Annual Meeting, I will review the Company's activities during the past year and its plans for the future. An opportunity will be provided for questions by the stockholders. I hope you will be able to join us.

                                          Sincerely,

                                          LOGO
                                          John M. Fox
                                          Chairman of the Board,
                                          President and Chief
                                          Executive Officer

                          MARKWEST HYDROCARBON, INC.
                           NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

                          TO BE HELD ON MAY 21, 1998

TO THE STOCKHOLDERS OF MARKWEST HYDROCARBON, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of MarkWest Hydrocarbon, Inc. (the "Company") will be held at 10:00 a.m., M.D.T., on May 21, 1998, at the Company's headquarters, 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112-5004, for the following purposes:

1.  To elect two class II directors to hold office for a three-year term expiring at the Annual Meeting of Stockholders occurring in 2001 or until the election and qualification of their respective successors.

2.  To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

3.  To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on April 6, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only stockholders of record as of the close of business on such date are entitled to notice of and to vote at the meeting.

  We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                          By Order of the Board of Directors,

                                          GERALD A. TYWONIUK SIGNATURE

                                          Gerald A. Tywoniuk
                                          Secretary

Dated: April 17, 1998

   STOCKHOLDERS UNABLE TO ATTEND THIS MEETING ARE URGED TO DATE AND SIGN THE
           ENCLOSED PROXY AND TO RETURN IT IN THE ENCLOSED ENVELOPE.

                          MARKWEST HYDROCARBON, INC.

                                PROXY STATEMENT

                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 21, 1998


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MarkWest Hydrocarbon, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on May 21, 1998, at 10:00 a.m. at the Company's headquarters, 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112-5004, and at any adjournment thereof. A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Annual Meeting by delivery to the Secretary of the Company of a written notice of termination of the proxy's authority or a duly executed proxy or ballot bearing a later date. Shares represented by a proxy will be voted in the manner directed by a stockholder. If no direction is made, the proxy will be voted for the election of the nominees for class II directors named in this Proxy Statement and for the other proposals set forth in this Proxy Statement. This Proxy Statement and the accompanying form of proxy are being sent or given to stockholders beginning on or before April 17, 1998 together with the Company's 1997 Annual Report to Stockholders.

     Only stockholders of record at the close of business on April 6, 1998 are entitled to notice of and to vote at the meeting or at any adjournment thereof. As of such date, there were 8,499,003 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a "withhold vote for" as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as entitled to vote with respect to such matters. The Company's by-laws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of stockholders, present in person or represented by proxy, shall constitute a quorum.

     The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

     All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls.

     The Company's principal executive offices are located at 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112-5004.

                             ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is comprised of six members. The Board of Directors is divided into three classes and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

     The term of the class II directors expires at the Annual Meeting to be held May 21, 1998, and two class II directors will be elected at the Annual Meeting to hold office until the Annual Meeting to be held in the year 2001 or until their respective successors are elected and qualified. Brian T. O'Neill and Barry W. Spector are the incumbent class II directors, and Messrs. O'Neill and Spector are being nominated for election at the Annual Meeting. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. O'Neill and Spector unless otherwise directed. Each of Messrs. O'Neill and Spector has indicated a willingness to serve, but in case either of them is not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion. The terms of the incumbent class III and class I directors expire at the 1999 and 2000 Annual Meetings, respectively.

     Information regarding the directors of the Company is set forth below:

                                          EXPIRATION
     NAME                            AGE   OF TERM
     ----                            ---  ----------

     Brian T. O'Neill                 50        1998
     Barry W. Spector (2)             46        1998
     John M. Fox                      58        1999
     David R. Whitney (1)(2)          45        1999
     Arthur J. Denney                 49        2000
     Norman H. Foster (1)(2)          63        2000

     _______________________
     (1) Member of the Compensation Committee of the Board of Directors.
     (2) Member of the Audit Committee of the Board of Directors.

     BRIAN T. O'NEILL has been the Company's Senior Vice President, Chief Operating Officer and a member of the Board of Directors since its inception in April 1988. Mr. O'Neill has approximately 22 years of experience in natural gas liquids ("NGL") and natural gas marketing, and served as a Marketing Manager for Western Gas Resources, Inc., specializing in gas acquisition and sales, new business development and NGL marketing, from 1982 to 1987. Mr. O'Neill holds a bachelors degree in advertising and psychology from the University of Florida and a masters degree in international marketing and finance from the American Graduate School of International Management.

     BARRY W. SPECTOR has been a member of the Board of Directors of the Company since September 1995. Mr. Spector has practiced law as a sole practitioner since 1979. Mr. Spector's practice emphasizes oil and gas law with a particular emphasis in natural gas contracts, marketing and property acquisitions and divestitures. Mr. Spector holds a bachelors degree in biology and a J.D. from the University of Denver.

     JOHN M. FOX has been the Company's President, Chief Executive Officer and a member of the Board of Directors since its inception in April 1988. Mr. Fox was a founder of Western Gas Resources, Inc., a company listed on the New York Stock Exchange, and was its Executive Vice President and Chief Operating Officer from 1972 to 1986. Mr. Fox holds a bachelors degree in engineering from the United States Air Force Academy and an MBA from the University of Denver. Mr. Fox is also a director of Maverick Tube Company, a publicly-held company.

     DAVID R. WHITNEY has been a member of the Board of Directors of the Company since April 1988. Since 1985, Mr. Whitney has been a Managing Director of Resource Investors Management Company Limited Partnership (''RIMCO''), a full service investment management company specializing in the energy industry and the holder of approximately 2.3% of the Company's shares of Common Stock. Mr. Whitney holds a bachelors degree in economics from the University of Colorado and an MBA from the University of Connecticut.

     ARTHUR J. DENNEY has been the Company's Senior Vice President of Engineering and Project Development since June 1997 and a member of the Board of
Directors since June 1996.   Prior to that, Mr. Denney served as the Company's
Vice President of Engineering and Business Development since January 1990. Mr. Denney has over 23 years of experience in the gas gathering, gas processing and NGL business. From 1987 to 1990, Mr. Denney served as Manager of Business Development for Lair Petroleum, Inc. From 1974 to 1987, Mr. Denney was employed by Enron Gas Processing Co. in a variety of positions, including seven years as its Rocky Mountain Regional Manager for business development. Mr. Denney holds a bachelors degree in mechanical engineering and an MBA from the University of Nebraska.

     NORMAN H. FOSTER, PH.D., has been a member of the Board of Directors of the Company since June 1996. Dr. Foster has more than 36 years of experience in oil and natural gas exploration, both domestic and international. Dr. Foster has been an independent geologist since 1979, and has held positions with Sinclair Oil Corporation, Trend Exploration Limited, Filon Exploration Corporation and Voyager Exploration, Inc. During 1988-89 he served as President of the American Association of Petroleum Geologists. Since 1997 he has served as managing Partner of Foster Exploration, L.L.C. Dr. Foster holds a bachelors degree in general science and a masters degree in geology from the University of Iowa and a Ph.D. in geology from the University of Kansas.

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF MESSRS. O'NEILL AND SPECTOR. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. O'NEILL AND SPECTOR.

MEETINGS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     During the fiscal year ended December 31, 1997, the Board of Directors met five times. All of the directors attended all meetings of the Board of Directors and meetings of the committees on which they served. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings.

     The Board of Directors of the Company has standing Audit and Compensation Committees which have a current membership as indicated above. The Board of Directors has no standing Nominating Committee.

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's 1996 Stock Incentive Plan (the "Stock Incentive Plan") and the Company's 1996 Incentive Compensation Plan (the "Incentive Compensation Plan"). During fiscal 1997, the Compensation Committee held four meetings.

     The Audit Committee aids management in the establishment and supervision of the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent accountants prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. During fiscal 1997, the Audit Committee held three meetings.

                              EXECUTIVE OFFICERS

     NAME                  AGE  POSITION
     ----                  ---  --------

     John M. Fox            58  President, Chief Executive Officer
     Brian T. O'Neill       50  Senior Vice President, Chief Operating Officer
     Arthur J. Denney       49  Senior Vice President of Engineering and Project Development
     Robert F. Garvin       58  Vice President of Exploration
     Randy S. Nickerson     36  Vice President of Appalachia Business Unit
     Gerald A. Tywoniuk     36  Vice President of Finance, Chief Financial Officer, Secretary

     See the biographical information on Messrs. Fox, O'Neill and Denney under "Election of Directors."

     ROBERT F. GARVIN joined the Company in 1995 as Manager, Exploration. Mr. Garvin has been the Company's Vice President of Exploration since April 1996. From 1988 to 1995, Mr. Garvin was Manager, Exploration, for an affiliate of the Company. Mr. Garvin has more than 30 years of oil and gas industry experience. During his career, Mr. Garvin has been employed as a geologist by Phillips Petroleum Company, Duncan Oil Properties, Excel Energy Corporation, Ecological Engineering Systems and has been a self-employed geologist. Mr. Garvin holds a bachelors degree in geology from Westminster College and a masters degree in geology from the University of Utah.

     RANDY S. NICKERSON joined the Company in 1995 as Manager, New Projects. He served as General Manager, MarkWest Michigan, Inc. until 1997 and now serves as Vice President of Appalachia Business Unit. From 1984 to 1990, Mr. Nickerson worked for Chevron USA and Meridian Oil Inc. in various process and project engineering positions. From 1990 to 1995, Mr. Nickerson was a Senior Project Manager and Regional Engineering Manager for Western Gas Resources, Inc. Mr. Nickerson holds a bachelors degree in chemical engineering from Colorado State University.

     GERALD A. TYWONIUK was appointed Vice President of Finance and Chief Financial Officer in April 1997. Mr. Tywoniuk is a Canadian Chartered Accountant with sixteen years of experience in accounting, planning, information systems, finance and management. From August 1993 to March 1997, Mr. Tywoniuk was Controller and Vice President -- Controller of Echo Bay Mines Ltd. ("Echo Bay"), a gold mining, exploration and development company. From September 1985 to July 1993, he held a variety of corporate and mine site roles with Echo Bay. Prior to September 1985, Mr. Tywoniuk was employed with two public accounting firms, including KPMG Peat Marwick. Mr. Tywoniuk holds a bachelor of commerce degree in accounting and finance from the University of Alberta.

                                 KEY EMPLOYEES

     Certain key employees of the Company are as follows:

     NAME                    AGE  POSITION
     ----                    ---  --------

     Katherine S. Holland     45  Manager, NGL and Natural Gas Supply
     Kimberly H. Marle        40  Manager, Information Systems
     Ronald P. McGlade        39  Appalachia Natural Gas Marketing Manager
     John C. Mollenkopf       36  General Manager, Michigan Business Unit
     Anne E. Mounsey          31  Manager, Project Development
     Joseph D. O'Meara        53  General Manager of Company Operations
     Fred R. Shato            50  General Manager of Liquids Marketing


     KATHERINE S. HOLLAND joined the Company in 1988. She has been the Company's Manager, NGL and Natural Gas Supply, since late 1993. Prior to that, she served as the Company's Manager, Railcar Fleet and Distribution. Ms. Holland has approximately 14 years combined experience in the oil and gas industry and the NGL and natural gas segment of the oil and gas industry. From 1983 to 1988, Ms. Holland was employed by Sherwood Exploration Company, an oil and gas exploration and production company. Ms. Holland holds a bachelors degree in art history from the University of Colorado.

     KIMBERLY H. MARLE has been the Company's Manager, Information Systems, since March 1995. Ms. Marle joined the Company in December 1993 as an information systems consultant developing applications for the Company's accounting systems. Ms. Marle has an extensive background in oil and gas computerization, and worked for Forest Oil Corporation for four years prior to joining the Company. Ms. Marle holds a bachelors degree in business from the University of Memphis and is currently pursuing a masters degree in information systems at the University of Denver.

     RONALD P. MCGLADE joined the Company in 1997 as Appalachia Natural Gas Marketing Manager. Mr. McGlade has 17 years of experience in the oil and gas industry. From June 1996 until joining MarkWest in August 1997, Mr. McGlade worked as a Marketing Manager for Energy Source, Inc. From February 1996 to May 1996, Mr. McGlade was employed by Energy Management Transportation, Inc., and from 1991 to January 1996, he was employed by Meridian Marketing Corporation as Senior Account Manager. Mr. McGlade holds a bachelors degree in geology from the University of Colorado.

     JOHN C. MOLLENKOPF joined the Company in October 1996 as Manager, New Projects. In 1997, he was promoted to General Manager, Michigan Business Unit. From 1983 to 1996, Mr. Mollenkopf was a gas plant engineer, project engineer, operations supervisor and project manager for ARCO Oil and Gas Company. Mr. Mollenkopf holds a bachelors degree in mechanical engineering from the University of Colorado.

     ANNE E. MOUNSEY, joined the Company in October 1992 as a member of the Project Development department and currently serves the Company as Manager, Project Development. From June 1991 to October 1992, Ms. Mounsey worked as a research analyst in support of MarkWest's Marketing and Business Development groups. Ms. Mounsey graduated from Southern Methodist University in 1989 with a bachelors degree in history. Ms. Mounsey also earned a masters degree in finance from the University of Colorado at Denver in 1997.

     JOSEPH D. O'MEARA joined the Company in 1992 as Manager, Siloam Plant. In 1995, Mr. O'Meara was promoted to Manager, Appalachian Area, and since 1997 serves the Company as General Manager of Company Operations. Prior to joining MarkWest, Mr. O'Meara was employed for 26 years by Cities Service/Occidental Petroleum, during which time he held a number of operational, supervisory and management positions.

     FRED R. SHATO joined the Company in 1989 as Manager, Marketing. In 1992, Mr. Shato became the Company's General Manager, Marketing, and now serves the Company as General Manager of Liquids Marketing. Mr. Shato has over 21 years of experience in gasoline and NGL acquisition, trading and marketing, and served as Manager of Trading and Product Acquisition for Certified Oil Corporation from 1980 to 1989. Mr. Shato holds a bachelors degree in history and political science from Defiance College.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and beneficial owners of greater than ten percent (10%) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     A review based solely of the copies of such forms furnished to the Company and written representations from the executive officers, directors and holders of more than ten percent (10%) of the Company's Common Stock indicates that Gerald A. Tywoniuk filed a late Form 3 reporting a single stock option grant in connection with his appointment as an executive officer of the Company during the year ended December 31, 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation received for fiscal years 1997, 1996 and 1995 by the Company's Chief Executive Officer and the four other highest paid officers ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                    ANNUAL COMPENSATION          COMPENSATION
                                                                    -------------------          ------------
                                                                                                          ALL OTHER
                                                          FISCAL     SALARY     BONUS       OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITIONS                               YEAR      ($)(1)     ($)(2)     (# Shares)       ($)(3)
----------------------------                              ------     ------     ------     ----------    ------------
John M. Fox.............................................  1997       $152,371   $44,179            0         $15,473
 President and Chief Executive Officer                    1996        148,223    80,113       13,000          14,101
                                                          1995        140,510    43,350            0          13,234

Brian T. O'Neill........................................  1997        155,359    44,179        9,643          16,428
 Senior Vice President and Chief Operating Officer        1996        150,834    80,113       13,000          14,227
                                                          1995        142,191    43,350        4,580          13,976

Arthur J. Denney........................................  1997        143,247    40,197       15,601          14,665
 Senior Vice President of Engineering and Project         1996        134,075    71,374       13,000          13,352
   Management                                             1995        127,179    39,235        6,331          13,394

Robert F. Garvin........................................  1997         94,760    27,699        5,882          10,048
 Vice President of Exploration                            1996         90,071    47,609        5,008           8,890
                                                          1995         82,500    17,242        4,580           1,980

Randy S. Nickerson......................................  1997        103,650    20,091       19,183           9,726
 Vice President of Appalachia Business Unit               1996         82,703    25,551        9,725           2,686
                                                          1995         35,817     4,788        1,860               0

________________________________

(1)  Includes actual salary paid in each respective fiscal year.

(2) Includes actual bonus paid in each respective fiscal year. In fiscal year 1997, this amount includes bonuses paid for performance in fiscal years 1997 and 1996. In fiscal year 1996, this amount includes bonuses paid for performance in fiscal years 1996 and 1995.

(3) Includes actual Company contributions under the Company's 401(k) Savings and Profit Sharing Plan.

Option Grants. The following table summarizes options granted during fiscal year 1997 to the Named Executive Officers.

                          OPTION GRANTS IN FISCAL 1997

                                                                                                     POTENTIAL REALIZABLE VALUE
                               NUMBER OF          PERCENT OF                                          AT ASSUMED ANNUAL RATES
                               SECURITIES       TOTAL OPTIONS                                        OF STOCK PRICE APPRECIATION
                               UNDERLYING         GRANTED TO                                                FOR OPTION TERM
                                OPTIONS          EMPLOYEES IN      EXERCISE PRICE    EXPIRATION    -------------------------------
NAME                            GRANTED           FISCAL 1997         ($/SHARE)        DATE            5%               10%
----------------------------------------------------------------------------------------------------------------------------------
John M. Fox                           0                0             $    0             N/A         $      0          $      0
Brian T. O'Neill                  9,643              6.0              19.25          12/11/07        116,740           295,843
Arthur J. Denney                 15,601              9.8              19.25          12/11/07        188,869           478,632
Robert F. Garvin                  5,882              3.7              19.25          12/11/07         71,209           180,457
Randy S. Nickerson                9,000              5.6              14.50          06/01/07         62,308           149,238
   and.................          10,183              6.4              19.25          12/11/07        123,278           312,410

  Option Values. The following table summarizes the value of the options held at the end of fiscal year 1997 by the Named Executive Officers. None of the Named Executive Officers exercised any options during fiscal year 1997.

                         FISCAL YEAR-END OPTION VALUES

                                                                     Number of Securities               Value of Unexercised In-
                                                                    Underlying Unexercised               the-Money Options at
                                                                 Options at end of Fiscal 1997 (#)     end of Fiscal 1997 ($) (1)
                                                                 ---------------------------------    ---------------------------

                        SHARES ACQUIRED          VALUE
NAME                    ON EXERCISE (#)        REALIZED ($)       EXERCISABLE      UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE

------------------------------------------------------------------------------------------------------------------------------------


John M. Fox                           0               $0               9,755              10,400          $138,597       $124,800
Brian T. O'Neill                      0                0              11,587              22,791           166,095        192,566
Arthur J. Denney                      0                0              10,287              29,799           146,582        224,711
Robert F. Garvin                      0                0               2,834              12,636            39,825        107,388
Randy S. Nickerson                    0                0               2,689              28,079            36,707        215,641


1) Value based on the difference between the closing price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1997 and the option exercise price per share multiplied by the number of shares subject to the option.

     In addition to annual salary, executive officers of the Company also receive compensation pursuant to the Stock Incentive Plan, the Incentive Compensation Plan and the 401(k) Savings and Profit Sharing Plan. See discussion of the Stock Incentive Plan under "Compensation Vehicles - Stock Option Program". See discussion of the 401(k) Savings and Profit Sharing Plan under "Compensation Vehicles - Savings Plan; Benefits".

     The Incentive Compensation Plan provides for cash incentive awards to executives and employees of the Company in varying amounts, and is administered by the Compensation Committee of the Company's Board of Directors. The Incentive Compensation Plan was effective as of January 1, 1996. The Incentive Compensation Plan lists five tiers for determining eligibility: Tier One includes all executive level employees; Tier Two includes all management level employees; Tier Three includes all mid-level exempt employees; Tier Four includes all lower-level exempt employees; and Tier Five includes certain non-exempt employees. An incentive award is based upon the financial performance of the Company compared to corporate goals for the year in question. Incentive payments under the Incentive Compensation Plan are paid periodically throughout the year. The purpose of the Incentive Compensation Plan is to reward and provide incentives for executives and employees of the Company by providing them with an opportunity to acquire cash rewards, thereby increasing their personal interest in the Company's continued success and progress.

     During fiscal year 1997, the Company made profit sharing payments under the 401(k) Savings and Profit Sharing Plan of approximately $282,000 and incentive compensation payments under the Incentive Compensation Plan of approximately $616,000.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no compensation, as such, for services as members of the Board. All directors who are not employees of the Company receive an attendance fee of $1,500 for each board meeting or committee meeting attended in person by that director and $500 for each board meeting or committee meeting in which such director participates by telephone. All directors are reimbursed for out-of-pocket expenses incurred while attending board and committee meetings. In addition, pursuant to the Company's 1996 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), as amended in June 1997, each non-employee director (a) received options to purchase 1,000 shares of Common Stock at the time of approval of the Non-Employee Director Plan by the Board of Directors in July 1996 and (b) receives options to purchase an additional 500 shares of Common Stock on the day after each annual meeting of the Company's stockholders. The Non-Employee Director Plan currently provides for the initial grant of options to purchase 1,000 shares of Common Stock to each newly-appointed non-employee director upon the date on which such person becomes a director of the Company. Directors who are also employees of the Company do not receive any additional stock incentive compensation for serving on the Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is composed of two of its three non-employee directors and is responsible for developing and approving the Company's executive compensation policies. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data for other companies. The overall objectives of the Company's executive compensation program are to provide compensation that will attract and retain superior talent and reward performance.

COMPENSATION PHILOSOPHY

  The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company's executive compensation program provides an overall level of compensation opportunity that is competitive with a broad group of natural resources companies and a smaller group of energy-related service companies comparable in size to the Company. Actual compensation levels may be greater than competitive levels in surveyed companies based upon annual and long-term Company performance, as well as individual performance. The Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by the Company's or an individual executive officer's circumstances.

  The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and stockholders.

  Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and consummation of strategic acquisitions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered.

COMPENSATION VEHICLES

  The Company has had a successful history of using a simple total compensation program that consists of cash- and equity-based compensation. The components of the Company's compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, and (iii) long-term incentive compensation in the form of stock options and restricted stock awards.

Base Salary

  The Chief Executive Officer makes annual recommendations regarding the base salaries of the executive officers (other than the Chief Executive Officer) to the Compensation Committee. Base salaries for the executive officers are intended to be based on the average of fixed compensation levels for comparable management personnel employed by peer companies of a similar size to the Company. In general, 1997 base salaries reflected a 3.0% increase over salary levels from the prior year. In making base salary recommendations, the Chief Executive Officer also takes into account individual experience and performance, and specific issues particular to the Company. The Compensation Committee generally approves the Chief Executive Officer's recommendations with respect to base salaries for other executive officers.

Performance-Based Cash Bonuses

  Under the Incentive Compensation Plan, bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives relating to net income as determined by the Board of Directors during the last quarter of the prior year. The size of the fund available for such bonuses increases in relation to the extent to which such objectives are exceeded. The Committee allocates the fund among the executive officers based on a percentage of the executive's salary ranging from approximately 0% to 70% and all other non-union employees depending on the net income goals as established at the beginning of the year. If the base performance criteria are met, each executive officer is entitled to a base bonus amount equal to that percentage of the executive officer's base salary. A similar approach is used for all other non-union personnel at differing percentage levels.

Stock Option Program

  Stock options and restricted stock awards are granted to executive officers under the Stock Incentive Plan, which was amended by the Company's stockholders in 1997. The objectives of the Stock Incentive Plan are to align executive and stockholder long-term interests by creating a strong and direct link between executive pay and stockholder return, and to enable executives to develop and maintain a significant long-term ownership position in the Company's Common Stock.

  The Stock Incentive Plan authorizes the Board of Directors or a committee of non-employee directors to grant stock options, restricted stock and other types of awards to executive officers. To date, the only type of awards granted to executive officers under the Stock Incentive Plan have been stock options. All stock options currently outstanding were granted at an option price at least equal to the fair market value of the Company's Common Stock on the date of grant, generally have ten year terms and generally become exercisable in installments over a five year period.

  Stock options may be granted upon commencement of employment based on the recommendation of the Chief Executive Officer. In determining whether to recommend additional option grants to an executive officer, the Chief Executive Officer typically considers the individual's performance and any planned change in functional responsibility. Neither the profitability of the Company nor the market value of its stock are considered in setting the amount of executive officer stock option grants. The stock option position of executive officers is reviewed on an annual basis. The Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Compensation Committee may or may not grant additional options in its discretion. The determination of whether or not additional options will be granted is based on a number of factors, including Company performance, individual performance and levels of options granted at the competitive median for the Company's peer group.

Savings Plan; Benefits

  The Company makes a matching contribution under the Company's 401(k) Savings and Profit Sharing Plan. The Company also makes a profit sharing payment annually to executives and other employees under this plan based upon the financial performance of the Company compared to corporate goals for the year in question. In addition, the Company provides medical and other miscellaneous benefits to executive officers that are generally available to Company employees. The amount of perquisites did not exceed 10% of total annual salary and bonus for any executive officer during the fiscal year 1997.

Non-Competition, Non-Solicitation and Confidentiality Agreement and Severance
Plan

  The Company has entered into Non-Competition, Non-Solicitation and Confidentiality Agreements (the "Non-Competition Agreements") with certain key employees, including the Named Executive Officers. As a result of signing the Non-Competition Agreements, key employees are eligible for the 1997 Severance Plan (the "Severance Plan"). The Severance Plan provides for payment of benefits in the event that (i) the employee terminates his or her employment for "good reason" (as defined), (ii) the employee's employment is terminated "without cause" (as defined), (iii) the employee's employment is terminated by reason of death or disability or (iv) the employee voluntarily resigns. In the case of (i), (ii) and (iii) above, the employee shall be entitled to receive base salary and continued medical benefits for a period ranging from six months to twenty-four months, depending upon the employee's status at the time of the termination. In the case of (iv) above, the employee shall be entitled to receive base salary for a period ranging from one month to six months and continued medical benefits for a period ranging from one week to six months. In either case, the aggregate amount of benefits paid to an employee shall in no event exceed twice the employee's annual compensation during the year immediately preceding the termination.

CHIEF EXECUTIVE OFFICER COMPENSATION

Base Salary

  The base salary of the Chief Executive Officer is established by and is subject to adjustment by the Compensation Committee. Factors taken into consideration in the determination of the Chief Executive Officer's base salary include the base salaries for chief executive officers of the Company's peer group, historical compensation practices at the Company and the general experience of the Compensation Committee members in dealing with compensation matters at other service-related energy companies.

Bonuses and Stock Option Awards

  Mr. Fox received a bonus equal to $44,179 during fiscal year 1997 under the Incentive Compensation Plan. During fiscal year 1997, Mr. Fox declined the opportunity to receive any stock options. Mr. Fox has not been granted any restricted stock under the Stock Incentive Plan to date.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the Company's Chief Executive Officer and certain other highly-compensated executive officers. Qualifying "performance-based" compensation will not be subject to the deduction limit if certain requirements are met. The Company anticipates that incentive-based compensation paid in excess of $1 million will be deductible under Section 162(m). The Compensation Committee believes, however, that there may be circumstances in which the Company's interests are best served by providing compensation that is not fully deductible under Section 162(m), and reserves the ability to exercise discretion to authorize such compensation.

                                         COMPENSATION COMMITTEE

                                         Norman H. Foster
                                         David R. Whitney

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Company's Common Stock for the period from October 9, 1996 (the date the Company's Common Stock became publicly traded) through December 31, 1997 with the cumulative total return on the Nasdaq Composite Index and an index of peer companies constructed by the Company. Included in the peer group (Peer Group #2) are Aquila Gas Pipeline Corporation; KN Energy, Inc.; Western Gas Resources, Inc.; NGC Corporation; Continental Natural Gas, Inc. ("Continental"); and Midcoast Energy Resources, Inc. ("Midcoast"). Each company in the peer group is publicly-traded and generates a significant portion of its total revenue from the gathering, processing and marketing of NGLs. Continental, because of its initial public offering in August 1997, and Midcoast, because of its significant secondary offering in July 1997, were added to the index of peer companies in 1997. Included in Peer Group #1 were TPC Corporation ("TPC") and Tejas Gas Corporation ("Tejas") and the other companies noted above except Continental and Midcoast. TPC and Tejas are not included in Peer Group #2 because (a) both companies were sold or merged during 1997 and (b) their replacements - Continental and Midcoast - are more comparable to the Company in terms of market capitalization and the nature of their core businesses.

                       [PERFORMANCE GRAPH APPEARS HERE]


TOTAL RETURN ANALYSIS
                                                                   10/9/96           12/31/96           12/31/97
----------------------------------------------------------------------------------------------------------------
MARKWEST HYDROCARBON, INC.                                        $ 100.00          $  147.62          $  209.53
----------------------------------------------------------------------------------------------------------------
Nasdaq Composite (US)                                             $ 100.00          $  104.34          $  127.45
----------------------------------------------------------------------------------------------------------------
Peer Group #1                                                     $ 100.00          $  130.54          $  142.85
----------------------------------------------------------------------------------------------------------------
Peer Group #2                                                     $ 100.00          $  134.28          $  139.89
----------------------------------------------------------------------------------------------------------------

Source:  Carl Thompson Associates www.ctaonline.com (303) 494-5472.  Data from Bloomberg Financial Markets

                            PRINCIPAL  STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 27, 1998 (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) by each of the Named Executive Officers, (iii) by each of the Company's directors, and (iv) by all directors and executive officers as a group. The Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

                 BENEFICIAL OWNERSHIP AS OF FEBRUARY 27, 1998


                                                                 OPTIONS EXERCISABLE                      PERCENT OF TOTAL
      SHAREHOLDER                          NUMBER OF SHARES         WITHIN 60 DAYS         TOTAL             SHARES (1)
---------------------------------------------------------------------------------------------------------------------------
MWHC Holding, Inc. (2)                         3,806,084                     0          3,806,084               44.3 %
FMR Corporation (3)                              735,000                     0            735,000                8.6
Skyline Asset Management (4)                     554,300                     0            554,300                6.5
John M. Fox (5)                                4,071,493                 9,755          4,081,248               47.5
Brian T. O'Neill (6)                             426,534                11,587            438,121                5.1
Arthur J. Denney (7)                              60,725                10,287             71,012                *
David R. Whitney (8)                             200,375                   334            200,709                2.3
Barry W. Spector                                   5,699                   334              6,033                *
Norman H. Foster                                      --                   334                334                *
Randy S. Nickerson                                 9,216                 2,689             11,905                *
Robert F. Garvin                                   3,627                 2,834              6,461                *
All directors and officers
   as a group                                  4,780,150                41,154          4,821,304               56.1

* Less than 1.0%

(1) All percentages have been determined at February 27, 1998 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock that such person or group has the right to acquire within sixty days after February 27, 1998. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or group has the right to acquire within sixty days after February 27, 1998 is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group. At February 27, 1998, a total of 8,495,344 shares of Common Stock were issued and outstanding and options to acquire a total of 92,944 shares of Common Stock were exercisable within sixty days.

(2)  MWHC Holding, Inc. is an entity controlled by John M. Fox.

(3) Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. ("FMR") with respect to shares held as of December 31, 1997. The Schedule 13G indicates that Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR, beneficially owns 426,500 shares and Fidelity Management Trust Company, a bank and a wholly-owned subsidiary of FMR, owns 308,500 shares. According to the Schedule 13G, FMR has sole voting power with respect to 308,500 shares and sole dispositive power with respect to 735,000 shares.

(4) Information is based solely on information received directly from Skyline Asset Management with respect to shares held at December 31, 1997.

(5) Includes an aggregate of 257,853 shares held in the Brent A. Crabtree Trust, the Brian T. Crabtree Trust and the Carrie L. Crabtree Trust (the "Crabtree Trusts"), for which Mr. Fox is the Trustee. Also includes all shares owned directly by MWHC Holding, Inc., an entity controlled by Mr. Fox. As a result of Mr. Fox's control of MWHC Holding, Inc., Mr. Fox may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act), in an indeterminate portion of the shares beneficially owned by MWHC Holding, Inc. Mr. Fox disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act, and also disclaims beneficial ownership of the shares held in the Crabtree Trusts.

(6) Includes all shares owned directly by Erin Investments, Inc., an entity controlled by Mr. O'Neill. As a result of Mr. O'Neill's control of Erin Investments, Inc., Mr. O'Neill may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act), in an indeterminate portion of the shares beneficially owned by Erin Investments, Inc. Mr. O'Neill disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(7) Includes 200 shares held by Mr. Denney as custodian for his two minor children.

(8) All of the shares indicated as owned by Mr. Whitney are owned by certain limited partnerships whose general partner is RIMCO, and are included because Mr. Whitney is a Managing Director of RIMCO. As such, Mr. Whitney may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act), in an indeterminate portion of the shares within the meaning of Rule 13d-3 under the Exchange Act. Mr. Whitney disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.

                              CERTAIN TRANSACTIONS
INVESTMENTS WITH AFFILIATE

     The Company, through its wholly owned subsidiary, MarkWest Resources, Inc. ("MarkWest Resources"), holds a 49% undivided interest in several exploration and production assets ("E&P Assets'') owned jointly with MAK-J Energy, which owns a 51% undivided interest in such properties. The general partner of MAK-J Energy is a corporation owned and controlled by John M. Fox, President and Chief Executive Officer of the Company. The properties are held pursuant to joint venture agreements entered into between MarkWest Resources and MAK-J Energy. MarkWest Resources is the operator under such agreements. As the operator, MarkWest Resources is obligated to provide certain engineering, administrative and accounting services to the joint ventures. The joint venture agreements provide for a monthly fee payable to MarkWest Resources for all such expenses. Conflicts of interest may arise regarding these oil and gas activities, including decisions regarding expenses and capital expenditures and the timing of the development and exploitation of the properties. Management nevertheless believes that the terms of the Company's co-investments with MAK-J Energy are as favorable to the Company as could have been obtained from unaffiliated third parties. As of December 31, 1997, MarkWest had invested $7.9 million in E&P Assets owned jointly with MAK-J Energy. At December 31, 1997, MarkWest had receivables due from MAK-J Energy for approximately $790,000 and payables due to MAK-J Energy for approximately $202,000.

     Mr. Fox has agreed that as long as he is an officer or director of the Company and for two years thereafter, he will not, directly or indirectly, participate in any future oil and gas exploration or production activities with the Company except and to the extent that the Company's independent and disinterested directors deem it advisable and in the best interests of the Company to include one or more additional participants, which participants may include entities controlled by Mr. Fox. Additionally, Mr. Fox has agreed that as long as he is an officer or director of the Company and for two years thereafter, he will not, directly or indirectly participate in any future oil and gas exploration or production activity that may be in competition with exploration or production activities of the Company except and to the extent that Mr. Fox has first offered the Company the opportunity to participate in that activity and the Company's independent and disinterested directors deem it advisable and in the best interests of the Company not to participate in that activity. The terms of any future transactions between the Company and its directors, officers, principal stockholders or other affiliates, or the decision to participate or not participate in transactions offered by the Company's directors, officers, principal stockholders or other affiliates will be approved by a majority of the Company's independent and disinterested directors. The Company's Board of Directors will use such procedures in evaluating their terms as are appropriate considering the fiduciary duties of the Board of Directors under Delaware law. In any such review the Board may use outside experts or consultants including independent legal counsel, secure appraisals or other market comparisons, refer to generally available statistics or prices or take such other actions as are appropriate under the circumstances. Although such procedures are intended to ensure that transactions with affiliates will be on an arm's length basis, no assurance can be given that such procedures will produce such result.

LEGAL FEES PAID TO DIRECTOR

     Barry W. Spector, a director of the Company, periodically provides legal services to the Company. During 1997, the Company paid Mr. Spector legal fees of approximately $60,000 in return for such services. Fees incurred during 1997 exceeded five percent of Mr. Spectors's gross revenues during fiscal year 1997.

RELATED PARTY INDEBTEDNESS

     MarkWest Hydrocarbon Partners, Ltd. ("MarkWest Partnership"), predecessor to MarkWest Hydrocarbon, Inc., periodically extended offers to partners and employees to purchase initial or additional interests in MarkWest Partnership. Such partners and/or employees provided MarkWest Partnership with promissory notes as part of the purchase price for such interests. According to the terms of such promissory notes, interest accrued at 7% and payments were required for the greater of accrued interest or distributions made by MarkWest Partnership to partners in excess of the partner's income tax liability. As part of MarkWest Partnership's reorganization (the "Reorganization") immediately prior to the Company's initial public offering in October 1996, the remaining indebtedness under such promissory notes was replaced by promissory notes owed to the Company. The notes owed to the Company accrue interest at 7%, payable annually, and require full payment of principal and outstanding interest on the third
anniversary of the effective date of the Reorganization.   An aggregate of
$167,000 principal amount of such notes was outstanding as of December 31, 1997.

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1998 and recommends that the stockholders ratify that appointment. Price Waterhouse LLP has no relationship with the Company other than that arising from its engagement as independent accountants. Representatives of Price Waterhouse LLP will be present at the 1998 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock represented at the 1998 Annual Meeting is required to ratify this appointment.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a stockholder to be presented at the next annual meeting must be received at the Company's principal executive offices, at 155 Inverness
Drive West, Suite 200, Englewood, Colorado   80112-5004, not later than December
18, 1998.

                                    By Order of the Board of Directors,



                                    Gerald A. Tywoniuk
                                    Secretary

Dated:  April 17, 1998

PROXY                                          THIS PROXY IS SOLICITED ON BEHALF
                                                       OF THE BOARD OF DIRECTORS


                          MARKWEST HYDROCARBON, INC.
                      155 Inverness Drive West, Suite 200
                        Englewood, Colorado 80112-5004

  The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 17, 1998, appoints Gerald A. Tywonink and Brian T. O'Neill proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of Markwest Hydrocarbon, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Markwest Hydrocarbon, Inc. to be held on May 21, 1998 at the Company's headquarters, 155 Inverness Drive West, Suite 200, Englewood, CO 80112-5004 at 10:00 a.m., M.D.T., and any adjournment thereof. Each of the matters set forth below has been proposed by the Company.

1. ELECTION OF CLASS II DIRECTORS

   [_] FOR Brian T. O'Neill

   [_] WITHHOLD AUTHORITY to vote for Brian T. O'Neill

   [_] FOR Barry W. Spector

   [_] WITHHOLD AUTHORITY to vote for Barry W. Spector


2. RATIFICATION OF INDEPENDENT ACCOUNTANTS

   [_] FOR the ratification of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998

   [_] WITHHOLD AUTHORITY to vote for the ratification of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all of the above items.

   Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.


                                _____________________________________________
                                Signature

                                ________________________________________ , 1998
                                Date

   PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE,
                WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.